CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

   We have issued our report dated February 24, 2017, accompanying the financial statements of Investment Grade Corporate Trust, 5-8 Year Series 7 (included in Invesco Unit Trusts, Taxable Income Series 482) as of October 31, 2016, and for the period from November 24, 2014 (date of deposit) through October 31, 2015 and for the year ended October 31, 2016 and the financial highlights for the period from November 24, 2014 (date of deposit) through October 31, 2015 and for the year ended October 31, 2016, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-191358) and Prospectus.

   We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
February 24, 2017